UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2009

HSW International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

One Capital City Plaza, 3350 Peachtree Road, Suite 1600, Atlanta, Georgia 30326
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(404) 364-5823

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2009, Henry N. Adorno resigned from all of his officer positions with HSW International, Inc., including Vice Chairman and Principal Executive Officer, as well as from all of his positions with each subsidiary of HSW International.  Mr. Adorno retained his seat on HSW International’s Board of Directors but informed the Board that he will not stand for re-election at HSW International’s 2009 annual meeting of stockholders.  Effective immediately upon Mr. Adorno’s resignation, the Board of Directors appointed Gregory Swayne as its Chief Executive Officer.

Gregory Swayne, 51, has been HSW International’s President and Chief Operating Officer since October 2007.  Prior to joining HSW International in 2006, Mr. Swayne led HowStuffWorks, Inc., which has since been acquired by Discovery Communications, as President and Chief Operating Officer and was a member of the management teams of The Convex Group and N2 Broadband.  Mr. Swayne was the co-founder and President of publicly-listed A.D.A.M., Inc. and its predecessor Medical Legal Illustrations, Inc.  A.D.A.M. provides health information services and benefit management solutions through its online offerings to healthcare organizations, employers, benefit brokers, consumers and the educational market.  Mr. Swayne holds a Bachelor of Arts from the University of South Carolina and a Master of Science in Medical Illustration from the Medical College of Georgia.

    Mr. Swayne’s employment will be governed by a Letter Agreement with a term of three years.  Mr. Swayne’s initial base salary will be $275,000 per year and will increase to $300,000 per year effective January 1, 2010, and will be reviewed annually beginning in 2011 by the Board for any discretionary merit-based increases.  Mr. Swayne will receive options to purchase 410,000 shares of HSW International’s common stock upon subsequent action by the Board, representing the entirety of the options Mr. Swayne will receive during the term of his employment under the Letter Agreement.  Fifty thousand of the options will vest immediately upon the grant, and the remainder will vest ratably over a period of three years.  All options vest automatically upon a change of control, as defined in the Letter Agreement.  The Letter Agreement also contains non-compete and non-solicitation covenants.  If HSW International terminates Mr. Swayne’s employment without cause (as defined in the Letter Agreement) and Mr. Swayne executes a release acceptable to HSW International, Mr. Swayne will be entitled to amounts earned or vested as of his termination date, plus his base salary in effect as of his termination date and certain continuing medical benefits for a period of (a) 12 months if he is terminated prior to October 1, 2010, (b) nine months if he is terminated between October 1, 2010 and September 30, 2011, or (c) six months if he is terminated between October 1, 2011 and the end of the term of the employment agreement.

Mr. Swayne has no familial relationships with any executive officer or director of HSW International.  Other than his employment by HSW International, there have been no transactions in which HSW International participated and Mr. Swayne had a direct or indirect material interest involving in excess of $120,000 since January 1, 2008, the beginning of HSW International’s last completed fiscal year.  There are no arrangements or understandings between Mr. Swayne and any other person or HSW International pursuant to which HSW International appointed Mr. Swayne as its Chief Executive Officer other than his employment agreement.

In connection with Mr. Adorno’s resignation, HSW International entered into a Confidential Separation and Release Agreement with him, dated as of September 28, 2009, pursuant to which Mr. Adorno will perform such duties as HSWI reasonably requests at his current base salary until December 31, 2009.  The agreement includes a mutual release of claims.

The Letter Agreement and the Confidential Separation and Release Agreement will be filed as exhibits to HSW International's next Quarterly Report on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSW International, Inc.
Date: October 2, 2009	By:	/s/ Bradley T. Zimmer
Name: Bradley T. Zimmer
Title: Executive Vice President & General Counsel